March 1996



Dear Investor,

Thank you for investing in the Calvert California Municipal Intermediate Fund. In our continuing efforts to provide you with top performing funds, we are asking that you complete the enclosed proxy. The purpose of this proxy is to amend some of the Fund's fundamental restrictions, providing our portfolio management team with greater flexibility in managing the Fund.

Questions 1 - 3 address the use of futures contracts, options, short sales and purchases on margin. Futures and options as tools to manage bond portfolios have been around for over 19 years. CAMCO has managers with over 12 years experience in using these important tools. We believe that during periods of rising interest rates these tools will help us reduce the risk of loss of principal. Question 4 requests removal of investment limitations that are not required by the Investment Company Act of 1940, as amended (the "1940 Act"). Specifics asked in each questions are:

Question 1: Requests approval for the use of futures contracts

Question 2: Requests approval for the use of options

Question 3: Requests approval for use of short sales and purchases on margin

Question 4: Requests approval to invest up to 35% of the portfolio in non-investment grade debt obligations. Although these instruments will have greater expected investment risk than investment grade debt obligations, they are deemed as very attractive investments by our in house research staff.


Please exercise your right to vote. We urge you to complete, sign and return the enclosed ballot as soon as possible. If you have any questions, please call your financial professional or Calvert at 1-800-368-2750. Thank you for your prompt response to this important matter.

Sincerely,

/S/ Clifton S. Sorrell, Jr.
Clifton S. Sorrell, Jr.
President

                                                     March 1996


Dear Investor,

Thank you for investing in the Calvert National Municipal Intermediate Fund. In our continuing efforts to provide you with top performing funds, we are asking that you complete the enclosed proxy. The purpose of this proxy is to amend some of the Fund's fundamental restrictions, providing our portfolio management team with greater flexibility in managing the Fund.

Questions 1 - 3 address the use of futures contracts, options, short sales and purchases on margin. Futures and options as tools to manage bond portfolios have been around for over 19 years. CAMCO has managers with over 12 years experience in using these important tools. We believe that during periods of rising interest rates these tools will help us reduce risk of loss of principal. Questions 4 - 5 request removal of investment limitations that are not required by the Investment Company Act of 1940, as amended (the "1940 Act"). Specifics asked in each question are:

Question 1: Requests approval for the use of futures contracts

Question 2: Requests approval for the use of options

Question 3: Requests approval for use of short sales and purchases on margin

Question 4: Requests approval to invest up to 35% of the portfolio in non-investment grade debt obligations. Although these instruments will have greater expected investment risk than investment grade debt obligations, they are deemed as very attractive investments by our in house research staff.

Question 5: Requests approval to change the Fund's classification under the 1940 Act from diversified to "non-diversified", allowing the Fund to commit a higher percentage of its assets to investments in the securities of any single issuer.

Please exercise your right to vote. We urge you to complete, sign and return the enclosed ballot as soon as possible. If you have any questions, please call your financial professional or Calvert at 1-800-368-2750. Thank you for your prompt response to this important matter.

Sincerely,

/s/ Clifton S. Sorrell, Jr.
Clifton S. Sorrell, Jr.
President